Exhibit 10.5

Agreement

This (this “Agreement”) is made on this 6th day of November, 2013 (the “Effective Date”), by and among Eos Global Petro, Inc. (“Eos”), Eos Petro, Inc. (“Parent”), LowCal Industries, LLC (“LowCal”) Sail Property Management Group LLC (“Sail”) and LowCo [EOS/Petro], LLC (“LowCo, and collectively referred to with Eos, Parent, LowCal and Sail as the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the following agreements (collectively referred to herein as the “LowCal Agreements”):

1.	First Amendment to the LowCal Agreements, dated April 23, 2013, between the Parties;

2.	Amended and Restated Leasehold Mortgage, Assignment, Security Agreement and Fixture Filing, dated April 23, 2013, between Eos and LowCal);

3.	Guaranty, dated February 8, 201,3 between Parent and LowCal;

4.	Lock-Up/Leak-Out Agreement, dated February 8, 2013, between Parent and LowCal;

5.	Series B Convertible Preferred Stock Purchase Agreement, dated February 8, 2013, between Parent and LowCal;

6.	Series B Convertible Preferred Stock Purchase Agreement, dated April 23, 2013, between Parent and LowCal;

7.	Compliance/Oversight Agreement, dated February 8, 2013, between Eos and Sail;

8.	Second Amendment to the LowCal Agreements, dated November 6, 2013, between the Parties (the “Second Amendment”);

9.	Second Amended and Restated Loan Agreement and Secured Promissory Note, dated November 6, 2013, between Eos and LowCal (the “Note”);

10.	Common Stock Purchase Agreement, dated November 6, 2013, between Parent, LowCal and LowCo (the “Stock Purchase Agreement”); and

11.	Lock-Up/Leak-Out Agreement, dated November 6, 2013, between Parent and LowCal.

WHEREAS, pursuant to the terms and conditions set forth in the LowCal Agreements, LowCal has agreed to loan $5,000,000.00 to Eos (the “Loan”);

WHEREAS, as of November 6, 2013, LowCal has paid, and Eos has received, $2,500,000.00 of the Loan;

WHEREAS, pursuant to the Note, the remaining $2,500,000.00 of the Loan is intended to be funded by LowCal to Eos as follows: (i) on or before November 7, 2013, LowCal shall pay to Eos $250,000.00; (ii) on or before November 8, 2013, LowCal shall pay to Eos $250,000.00; (iii) on or before November 14, 2013, LowCal shall pay to Eos $250,000.00; (iv) on or before November 21, 2013, LowCal shall pay to Eos $250,000.00; and (v) on or before December 20, 2013, LowCal shall pay to Eos $1,500,000.00 (the “Final Installment”);

WHEREAS, the Parties used December 20, 2013, the date the Final Installment is anticipated to be received, as the “Closing Date” of the Note and Stock Purchase Agreement, and also as the deadline for certain obligations and deliverables of Eos and Parent to be completed under the Note, Second Amendment and Stock Purchase Agreement, including, but not limited to, the following (collectively the “Eos Closing Obligations”):

1.	Execution and delivery of an Escrow Agreement, as defined in the Note;

2.	Execution and delivery of a Security Agreement, as defined in the Note;

3.	Execution and delivery of Upstream Guarantees, as defined in the Note; and

4.	Delivery of the Second Amendment Stock, as defined in the Note;

WHEREAS, pursuant to the Note and Stock Purchase Agreement, if LowCal fails to deliver the Final Installment on December 20, 2013, the amount of Second Amendment Stock Eos would sell to LowCal on December 20, 2013 would be proportionately reduced;

WHEREAS, LowCal has requested a 20 day cure period in the event LowCal fails to timely pay the Final Installment, wherein LowCal could remedy its failure to pay the Final Installment and thus receive the full amount of Second Amendment Stock set forth in the Stock Purchase Agreement; and

WHEREAS, Eos and Parent desire to grant such a 20 day cure period to LowCal, so long as such period is also extended to all of the Eos Closing Obligations.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to accommodate the desires of the Parties with respect to certain provisions of the LowCal Agreements relating to a cure period for the Final Installment, the Parties have agreed that the following shall apply to the LowCal Agreements, notwithstanding anything to the contrary in the LowCal Agreements:

1. On December 16, 2013, LowCal must provide written notice to Eos (such notice shall be in compliance with Section 8.2 of the Note) if it believes the Final Installment shall not be funded by December 20, 2013 (a “Late Payment Notice”).

2. Upon receipt of a Late Payment Notice, the obligations of Eos and Parent to deliver and perform any and all of the Eos Closing Obligations shall be suspended, and shall not be due on December 20, 2013.

3. So long as LowCal has delivered the Late Payment Notice, Eos and Parent hereby agree to grant to LowCal a 20 calendar day cure period from December 21, 2013 to January 9, 2014 (the “Cure Period”) in order for LowCal to make the Final Installment.

4. If, at any time after making the Late Payment Notice and through January 4, 2014, LowCal determines that it will make the Final Installment on or before January 9, 2014, LowCal shall provide written notice to Eos (such notice shall be in compliance with Section 8.2 of the Note) specifying the new date on which the Final Installment shall be made (a “Cure Payment Notice”). The new date for the Final Installment may not be less than five calendar days from the date of the Cure Payment Notice, and in no event may be subsequent to January 9, 2014 (such designated date the “New Closing Date”).

5. So long as the Final Installment is paid on the New Closing Date, Parent and Eos’ obligations to deliver and perform any and all of the Eos Closing Obligations shall also be due on the New Closing Date.

6. If a valid Cure Payment Notice is not received by January 4, 2014, LowCal’s ability to pay the Final Installment Payment shall be terminated, and the total amount of Second Amendment Stock issuable to LowCo shall be proportionately reduced as set forth in the Stock Purchase Agreement.

7. Except to the extent specifically provided hereby, the provisions of the LowCal Agreements shall remain in full force and effect. If there are any conflicts or inconsistencies between the LowCal Agreements, the Eos Closing Deliverables and this Agreement, this Agreement shall control.

8. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile or other electronic signatures shall be accepted by the Parties as originals.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be duly executed and delivered under seal as of the date first above written.

EOS PETRO, INC. By: /s/ Nikolas Konstant Name: Nikolas Konstant Title: Chairman	LOWCAL INDUSTRIES, LLC By: /s/ Shlomo Lowy Name: Kinderlach Ltd Co Its: Managing Member

EOS GLOBAL PETRO, INC. By: /s/ Nikolas Konstant Name: Nikolas Konstant Title: Chairman	SAIL PROPERTY MANAGEMENT GROUP, LLC By: /s/ Shlomo Lowy Name: Shlomo Lowy Title: Managing Member LOWCO [EOS/PETRO], LLC By: /s/ Shlomo Lowy Name: LowCo LLC Its: Managing Member